EXHIBIT 99
First Franklin Corporation
4750 Ashwood Drive Cincinnati, Ohio 45241
(513) 469-5352 Fax (513) 469-5360
March 06, 2009
Cincinnati, Ohio
CONTACT: Thomas H. Siemers
President and CEO
(513) 469-5352
For Immediate Release
First Franklin Corporation (FFHS) Announces
2008 Year End and Fourth Quarter Results
and Dividend Action
CINCINNATI, Ohio, March 06, 2009- First Franklin Corporation (FFHS, NASDAQ), the parent of Franklin Savings and Loan Company, Cincinnati, Ohio today announced a net loss of $1.41 million ( $0.84 per basic share) for the year ended December 31, 2008 and a loss of $597,000 ($0.36 per basic share) for the fourth quarter of 2008. This compares to net income for the year ended December 31, 2007 of $456,000 ($0.27 per basic share) and $89,000 ($0.05 per basic share) for the fourth quarter of 2007.
The decrease in 2008 net income before taxes when compared to 2007 is primarily the result of the following: a $86,000 decline in net interest income before loan loss provisions, a $2.40 million increase in loan loss provisions, a $326,000 increase in losses on the sale of repossessed assets, $115,000 of expenses related to a data breach reported mid-year, and an increase of $85,000 in operating expense.
Thomas H. Siemers, President and CEO, stated, “There is no doubt that the unusual conditions that have affected the financial services industry have been a challenge, however, we continue to be well capitalized and are focusing on growing our deposits and expanding our consumer loan portfolio with quality credit. Our emphasis continues to be on local lending for homes and small businesses.”

Board Declares Dividend Cut
Based on 2008 EPS and in light of continued economic uncertainty in the global economy, the Board of Directors of the Company, at their February 23, 2009 meeting, declared no quarterly cash dividend for the first quarter of 2009. Commenting on the dividend action, Mr. Siemers stated, “The decision to suspend the quarterly cash dividend is based on our desire to retain capital during this challenging economic environment.”
Franklin Savings has eight locations in Greater Cincinnati. The Corporation’s common stock is traded on the Nasdaq Global Market under the symbol “FFHS”.
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